Exhibit 99.1

Contact:	Patrick E. Flanigan III	Brian Gill
	VP, Investor Relations	VP, Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9969	(908) 673-9530

CELGENE CORPORATION ANNOUNCES 2015 AND LONG-TERM FINANCIAL OUTLOOK AND PRELIMINARY 2014 RESULTS

–      2015 Guidance for Net Product Sales and Diluted EPS

–      Preliminary 2014 Financial Results Including Net Product Sales and Diluted EPS

–      Providing Financial Outlook for 2020; Net Product Sales Expected to Exceed $20B and Adjusted Diluted EPS Expected to Exceed $12.50

SUMMIT, NJ — (January 12, 2015) — Celgene Corporation (NASDAQ: CELG) provided a business update as well as its preliminary 2014 results and financial outlook for 2015 and beyond at the 33rd Annual J.P. Morgan Healthcare Conference.  In 2015, total net product sales are expected to be approximately $9,000 million to $9,500 million, a 22 percent increase year-over-year, based on the mid-point of the range.  The negative impact of foreign exchange on net product sales is expected to approach $100 million in 2015 compared to 2014.  For the full-year 2015, REVLIMID® net sales are expected to be in the range of $5,600 million to $5,700 million.  Adjusted diluted earnings per share (EPS) for the full-year 2015 is expected to be in the range of $4.60 to $4.75, a 26 percent increase year-over-year, based on the mid-point of the range.  Based on U.S. Generally Accepted Accounting Principles (GAAP), diluted EPS is expected to be in the range of $3.68 to $3.92.

“2014 was an exceptional year for Celgene and the momentum from our core businesses positions us for another year of outstanding execution,” said Bob Hugin, Celgene’s Chairman and Chief Executive Officer.  “The depth of our 2014 accomplishments creates an inflection point, providing greater clarity on the opportunities for 2020 and beyond.”

Preliminary 2014 Financial Results Year-Over-Year (Unaudited)

•      Total net product sales are expected to be approximately $7,560 million, up 19 percent year-over-year.  Fourth quarter of 2014 net product sales are expected to be approximately $2,050 million, including approximately $25 million of negative year-over-year foreign exchange impact

•      REVLIMID®: $4,980 million, 16 percent year-over-year increase

•      ABRAXANE®: $848 million, 31 percent year-over-year increase

•      POMALYST®/IMNOVID®: $680 million, 123 percent year-over-year increase

•      OTEZLA®: $70 million

•      Adjusted operating margin is expected to be approximately 50.6 percent for the full year, up 220 basis points (bps) year-over-year.  GAAP operating margin is expected to be approximately 32.8 percent, an increase of 490 bps year-over-year, primarily due to decreased upfront payments to collaboration partners in 2014

•      Adjusted diluted EPS is expected to be approximately $3.71, a 24 percent year-over-year increase, on a split-adjusted basis. GAAP diluted EPS is expected to be in the range of $2.38 to $2.41

•      For the fourth quarter of 2014 adjusted diluted EPS is expected to be approximately $1.01.  GAAP diluted EPS is expected to be in the range of $0.71 to $0.74

Certain activities involved in determining the audited results for the fiscal year ended December 31, 2014 are in process and could result in the final reported audited results being different from the unaudited results noted in this press release.  Please see the attached Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures for further information.

Celgene Forecasts Strong Product Sales and Earnings Growth in 2015

•      Total net product sales are expected to be $9,000 million to $9,500 million, an increase of 22.3 percent year-over-year based on the mid-point of the range and includes a negative impact from foreign exchange approaching $100 million

•      REVLIMID® net sales are expected to be in the range of $5,600 million to $5,700 million, an increase of 13.5 percent year-over-year based on the mid-point of the range

•      Adjusted operating margin is expected to be approximately 52 percent after investments across the entire organization, a 140 bps improvement over 2014.  GAAP operating margin is expected to be approximately 41.7 percent

•      Adjusted diluted EPS is expected to be in the range of $4.60 to $4.75, an increase of approximately 26.0 percent year-over-year based on the mid-point of the range.  GAAP diluted EPS is expected to be in the range of $3.68 to $3.92

2017 and 2020 Long-term Financial Targets

•      Reaffirming 2017 financial targets:

•      Net product sales target of $13,000 million to $14,000 million

•      2017 net product sales expected to be:

•      REVLIMID®: $7,000 million

•      POMALYST®/IMNOVID®: $1,500 million

•      ABRAXANE®: $1,500 million to $2,000 million

•      OTEZLA®: $1,500 million to $2,000 million

•      Adjusted diluted EPS is expected to be approximately $7.50

•      Fully diluted share count is expected to be approximately 830 million

•      New 2020 financial targets:

•      2020 net product sales expected to exceed $20,000 million

•      Hematology franchise expected to exceed $14,800 million

•      Oncology franchise expected to exceed $2,200 million

•      I&I franchise expected to exceed $3,000 million

•      Adjusted diluted EPS expected to exceed $12.50

•      Fully diluted share count expected to be approximately 830 million

2015 Expected Operational Milestones

Hematology/Oncology

•      U.S. Food and Drug Administration decision on REVLIMID® for newly diagnosed multiple myeloma (NDMM)

•      Approval decision by the European Commission (EC) on REVLIMID® for NDMM

•      Approval in Japan of REVLIMID® for NDMM

•      Submit REVLIMID® for non-deletion 5q myelodysplastic syndrome (MDS) in the U.S. and Japan

•      Discuss REVLIMID® for non-deletion 5q MDS with regulatory authorities in additional geographies

•      Initiate a phase III trial with REVLIMID® maintenance in patients with NDMM who are post stem cell transplant and are minimal residual disease positive

•      Data from the FLASH (Follicular Lymphoma Analysis of Surrogacy Hypothesis) Group meta-analysis of durable complete response as a surrogate for progression-free survival in follicular lymphoma

•      Initiate enrollment in the ROBUSTTM phase III trial with REVLIMID® in newly diagnosed diffuse large B-cell lymphoma (DLBCL)

•      Complete enrollment in the phase III CONTINUUM® trial of REVLIMID® as maintenance in second-line chronic lymphocytic leukemia

•      Ongoing geographic expansion of REVLIMID® in RRMM, notably in Russia, Mexico and Brazil

•      Approval of POMALYST®/IMNOVID® in Japan for relapsed and/or refractory multiple myeloma

•      Opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) on VIDAZA® for elderly acute myeloid leukemia (AML)

•      Advance the phase I/II trials of CC-122 as monotherapy and combination therapy in DLBCL

•      Advance the programs with sotatercept and/or luspatercept in beta-thalassemia and MDS

•      Initiate pivotal program with AG-221 in AML with IDH-2 mutation

•      Approval decision from the EC on ABRAXANE® in non-small cell lung cancer

I&I

•      Approval decision from the EC on OTEZLA® for psoriasis and psoriatic arthritis

•      Expansion of OTEZLA® in key geographies

•      Complete enrollment in the phase II trial of OTEZLA® for atopic dermatitis

•      Publication of phase II trial of GED-0301 in Crohn’s disease in a major medical journal

•      Complete enrollment of the registration-enabling endoscopy trial for GED-0301 in Crohn’s disease

•      Initiate enrollment in phase III trials of GED-0301 in Crohn’s disease

•      Initiate clinical program in ulcerative colitis for GED-0301

•      Complete phase IIb enrollment for sotatercept in end-stage renal disease patients with anemia

•      Complete enrollment in the phase II trial with CC-220 in patients with systemic lupus erythematosus

Q4 and Full year 2014 Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and full year 2014 operating and financial performance on January 29, 2015, at 9 a.m. ET. The conference call will be available by webcast on the Investor Relations webpage at www.celgene.com. An audio replay of the call will be available from noon ET January 29, 2015, until midnight ET February 5, 2015.  To access the replay, in the U.S. dial (855) 859-2056; outside the U.S. dial (404) 537-3406; and enter conference ID number 61454428.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.  For more information, please visit www.celgene.com.  Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures for explanations of the amounts excluded and included to arrive at the adjusted measures for the year ended December 31, 2014 and for the projected amounts for the year ending December 31, 2015.

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Celgene Corporation and Subsidiaries

Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures

(Unaudited)

		Three Months Ended		Twelve Months Ended		Twelve Months Ending
		December 31, 2014		December 31, 2014		December 31, 2015
		Range		Range		Range
		Low	High	Low	High	Low	High
Estimated/projected diluted earnings per common share - GAAP	(1)	$0.71	$0.74	$2.38	$2.41	$3.68	$3.92

Per share impact of excluded items before tax:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	0.01	0.01	0.03	0.03	0.04	0.04

Research and Development:
Share-based compensation expense	(2)	0.07	0.07	0.24	0.24	0.32	0.31
Upfront collaboration expense	(1)(3)	0.06	0.06	0.54	0.54	—	—
IPR&D Impairment	(1)(4)	—	—	0.15	0.15	—	—

Selling, general and administrative:
Share-based compensation expense	(2)	0.08	0.08	0.27	0.27	0.37	0.35
Settlement of contingent obligation	(5)	—	—	0.03	0.03	—	—

Amortization of acquired intangible assets	(1)(6)	0.08	0.08	0.31	0.31	0.31	0.31

Acquisition related charges, net:
Change in fair value of contingent consideration	(1)(7)	0.05	0.04	0.06	0.05	0.15	0.12

Net income tax adjustments	(8)	(0.05)	(0.07)	(0.30)	(0.32)	(0.27)	(0.30)
Estimated/projected diluted earnings per common share - Adjusted		Approximately $1.01		Approximately $3.71		$4.60	$4.75

		Twelve Months Ended		Twelve Months Ending
		December 31, 2014		December 31, 2015
		Range		Range
		Low	High	Low	High

Operating margin percentage of revenue - GAAP	(1)	32.8%	32.9%	41.1%	42.2%
Plus adjustments:
Share-based compensation expense	(2)	5.8%	5.8%	6.7%	6.1%
Upfront collaboration expense	(1)(3)	5.9%	5.9%	0.0%	0.0%
IPR&D Impairment	(1)(4)	1.7%	1.7%	0.0%	0.0%
Settlement of contingent obligation	(5)	0.3%	0.3%	0.0%	0.0%
Amortization of acquired intangible assets	(1)(6)	3.4%	3.4%	2.8%	2.7%
Change in fair value of contingent consideration	(1)(7)	0.7%	0.6%	1.4%	1.0%
Operating margin percentage of revenue - Adjusted		50.6%	50.6%	52.0%	52.0%

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)

Our projected 2015 financial measurements do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis BioScience Inc. (Abraxis) that may occur after the day prior to the date of this press release.

(2)	Exclude share-based compensation expense.
(3)	Exclude upfront payment expense for research and development collaboration arrangements.
(4)	Exclude in-process research and development (IPR&D) impairment recorded as a result of changes in estimated probability-weighted cash flows related to CC-292.
(5)	Exclude settlement of contingent obligation to make matching contributions to a non-profit organization.
(6)	Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis and Celgene Avilomics Research, Inc. (Avila).
(7)	Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.
(8)

Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.